Filed Pursuant to Rule 424(b)(3) Registration No. 333-189852 Supplement to the Prospectus dated July 25, 2013

Petróleos Mexicanos

Exchange Offers

for the following classes of securities:

U.S. $1,000,000,000 3.500% Notes due 2018
U.S. $500,000,000 Floating Rate Notes due 2018
U.S. $2,100,000,000 3.500% Notes due 2023
U.S. $1,000,000,000 4.875% Notes due 2024
U.S. $500,000,000 6.500% Bonds due 2041
U.S. $1,000,000,000 5.50% Bonds due 2044

unconditionally guaranteed by

Pemex-Exploration and Production
Pemex-Refining
Pemex-Gas and Basic Petrochemicals

THE EXCHANGE OFFERS HAVE BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 29, 2013.

This supplement supplements Petróleos Mexicanos’ prospectus dated July 25, 2013.  Upon and subject to the terms and conditions set forth in the prospectus, Petróleos Mexicanos, a decentralized public entity of the Federal Government of the United Mexican States, which we refer to as the issuer, is making offers to exchange, which we refer to as the exchange offers, the following series of securities:

•	registered 3.500% Notes due 2018 for any and all outstanding 3.500% Notes due 2018 of the issuer that were originally issued on July 18, 2013 (which we refer to as the 2018 fixed rate old securities);

•
registered Floating Rate Notes due 2018 for any and all outstanding Floating Rate Notes due 2018 of the issuer that were originally issued on July 18, 2013 (which we refer to as the 2018 floating rate old securities);

•	registered 3.500% Notes due 2023 for any and all outstanding 3.500% Notes due 2023 of the issuer that were originally issued on January 30, 2013 (which we refer to as the 2023 old securities);

•	registered 4.875% Notes due 2024 for any and all outstanding 4.875% Notes due 2024 of the issuer that were originally issued on July 18, 2013 (which we refer to as the 2024 old securities);

•	registered 6.500% Bonds due 2041 for any and all outstanding 6.500% Bonds due 2041 of the issuer that were issued on July 18, 2013 (which we refer to as the 2041 old securities); and

•	registered 5.50% Bonds due 2044 for any and all outstanding 5.50% Bonds due 2044 of the issuer that were issued on October 19, 2012 (which we refer to as the 2044 old securities).

The exchange offer for the 2041 old securities does not relate to the U.S. $1,250,000,000 6.500% Bonds due 2041 that the issuer issued on October 18, 2011, of which U.S. $1,150,000 in aggregate principal amount is outstanding following the SEC-registered exchange offer that we concluded in September 2012.

The exchange offer for the 2044 old securities does not relate to the U.S. $1,750,000,000 5.50% Bonds due 2044 that the issuer issued on June 26, 2012, of which U.S. $1,645,000 in aggregate principal amount is outstanding following the SEC-registered exchange offer that we concluded in September 2012.

Deutsche Bank Trust Company Americas, the exchange agent for the exchange offers, has informed the issuer that as of 5:00 p.m., New York City time on August 22, 2013, approximately U.S. $990,750,000 of the 2018 fixed rate old securities, U.S. $496,970,000 of the 2018 floating rate old securities, U.S. $2,089,445,000 of the 2023 old securities, U.S. $999,860,000 of the 2024 old securities, U.S. $493,829,000 of the 2041 old securities and U.S. $995,000,000 of the 2044 old securities had been tendered in the exchange offers. These amounts represent approximately 99.08% of the outstanding 2018 fixed rate old securities, approximately 99.39% of the outstanding 2018 floating rate old securities, approximately 99.50% of the outstanding 2023 old securities, approximately 99.99% of the outstanding 2024 old securities, approximately 98.77% of the outstanding 2041 old securities and approximately 99.50% of the outstanding 2044 old securities, respectively.

The exchange offers are being made in order to satisfy certain of the issuer’s obligations under the Registration Rights Agreements referred to in the prospectus.  Terms used but not defined herein shall have the same meanings as set forth in the prospectus.

The issuer is extending the expiration date applicable to the exchange offers.  The new expiration date will be 5:00 p.m., New York City time, on August 29, 2013, unless we extend it.

Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offers.  This supplement should be read in conjunction with the prospectus.

This prospectus supplement does not constitute an offer to exchange securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Investing in the securities issued in the exchange offers involves certain risks.  See “Risk Factors” beginning on page 14 of the prospectus.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offers, nor have they determined that this supplement or the prospectus are truthful and complete.  Any representation to the contrary is a criminal offense.

August 23, 2013